EXHIBIT 1

                              SANVILLE & COMPANY
                        Certified Public Accountants
                  1514 Old York Road Abington, PA  19001
                    (215) 884-8460 * (215) 884-8686 FAX
               ----------------------------------------------
                  140 East 45TH Street New York, NY 10017
                    (212) 661-3115 * (646) 227-0268 FAX


Robert F. Sanville, CPA                                 Members of
Michael T. Baranowsky, CPA                       American Institute of
John P. Townsend, CPA                            Certified Accountants
                                               Pennsylvania Institute of
                                              Certified Public Accoutants


           Report of Independent Registered Public Accounting Firm


To the Board of Directors of
  MH Elite Portfolio of Funds, Inc. -
       MH Elite Fund of Funds,
         MH Elite Small Cap Fund of Funds, and
           MH Elite Select Portfolio of Funds

We have examined management"s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that MH Elite Portfolio of Funds, Inc. - MH Elite Fund of Funds, MH Elite Small Cap Fund of Funds and MH Elite
Select Portfolio of Funds (the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the Act) as of August 31, 2008. Management is responsible for the Funds" compliance with those requirements. Our responsibility is to express an opinion on management"s assertion about the Funds" compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds" compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 31, 2008, and with respect to agreement of security purchases and sales, for the period from May 1, 2008 through August 31, 2008:

- Confirmation of all securities held by book entry by TD Ameritrade Institutional Services
-  Reconciliation of all such securities to the books and records of the Funds
- Agreement of 9 security purchases and 8 security sales during the period from May 1, 2008 through August 31, 2008, the period since our last report from the books and records of the Funds to broker confirmations

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 31, 2008 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the MH Elite Portfolio of Funds, Inc. -
MH Elite Fund of Funds, MH Elite Small Cap Fund of Funds, and
MH Elite Select Portfolio of Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Abington, Pennsylvania                          /s/ Sanville & Company
September 19, 2008                              Certified Public Accountants